EXHIBIT 21.1


                  List of Subsidiaries of the Registrant
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American Journal Inc., a New York corporation

Camelot Entertainment Sales, Inc., a Delaware corporation

Four Crowns Inc., a Delaware corporation

Inside Edition Inc., a New York corporation

K.W.M., Inc., a Delaware corporation

King World Corporation, a Delaware corporation

King World Direct Inc., a Delaware corporation

King World FSC Corporation, a Virgin Islands corporation

King World/GSN Inc., a Delaware corporation

King World/LR Inc., a California corporation

King World/LBS Inc., a New York corporation

King World Merchandising, Inc., a Delaware corporation

King World/RWS Inc., a New York corporation

Quickstead Inc., a California corporation

Topper Productions Inc., a California corporation